Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 67 to the Registration Statement on Form N-1A of Fidelity Magellan Fund, of our report dated May 14, 2013 on the financial statements and financial highlights included in the March 31, 2013 Annual Reports to Shareholders of Fidelity Magellan Fund, which is also incorporated by reference into the Registration Statement.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts May 23, 2013